DEAN HELLER                                                Entity #
Secretary of State                                         C14023-1996
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299                             Document Number:
(775)684 5708                                              20060199165-19
Website secretaryofstate.biz
                                                           Date filed:
                                                           3/30/2006
                                                           In the office of


                                                           Dean Heller
                                                           Secretary of State


              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.    Name of corporation: EYI Industries, Inc.

2. The articles have been amended as follows (provide article numbers, if available): Article III of the Restated Articles of Incorporation of EYI Industries, Inc. shall be amended in its entirety to read as follows:

      The aggregate number of capital stock shares which the Corporation shall have authority to issue is: one billion (1,000,000,000) shares of common stock, $0.001 par value, and (ii) ten million (10,000,000) shares of preferred stock, $0.001 par value. The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations of the preferred stock will be described by resolution of the board of directors before any issuance thereof.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:
      78.7%

4.    Effective date of filing (optional):

5.    Officer Signature (required): /s/ Jay Sargeant

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.